Forefront, Inc.

                            Filing Type:   SB-2/A
                            Description:   Amended  Registration
                            Statement for Small Business Issuers
                            Filing Date:

                           Primary  Exchange:  Over  the  Counter
                           Bulletin Board
                                 Ticker:   FOFR

                                                                           Page
                                                                           ----
                                                                          Number
                                                                          ------
        AS  FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON August 15, 2001
                                                     REGISTRATION  NO. 333-64570
================================================================================

                                  UNITED  STATES
                       SECURITIES  AND  EXCHANGE  COMMISSION
                             Washington,  D.C.  20549


                          PRE-EFFECTIVE AMENDMENT NO. 2

                                       To


                                   FORM  SB-2

                        REGISTRATION  STATEMENT  UNDER  THE
                             SECURITIES  ACT  OF  1933
                                ----------------

                                 Forefront,  Inc.
                                 ---------------
                 (Name  of  small  business  issuer  in  its  charter)


          NEVADA                        7373                       98-0199128
----------------------------       ----------------            ----------------
(State  or other jurisdiction      (Primary Standard            (I.R.S. Employer
    of  incorporation  or      Industrial Classification          Identification
      organization)                  Code  Number)                    Number)

                          1413  Howard  Avenue,  Suite  104
                                Tampa,  FL  33606
                                 (813)-253-2267
          (Address  and  telephone  number  of  principal  executive  offices)

                          1413  Howard  Avenue,  Suite  104
                                Tampa,  FL  33606
                                 (813)-253-2267
          (Address  and  telephone  number  of  principal  place  of  business)

                            Santu  Rohatgi,  President
                          1413  Howard  Avenue,  Suite  104
                                Tampa,  FL  33606
                                 (813)-253-2267
            (Name,  address  and  telephone  number  of  agent  for  service)

                                ----------------
Approximate date of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.
                                ----------------

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall there after become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                                 CALCULATION OF REGISTRATION FEE

------------------------  ------------------------  ----------------------------  ---------------------------  -------------------
TITLE OF EACH CLASS OF                                   PROPOSED MAXIMUM             PROPOSED MAXIMUM             AMOUNT OF
SHARES TO BE REGISTERED   AMOUNT TO BE REGISTERED   OFFERING PRICE PER SHARE(1)   AGGREGATE OFFERING PRICE(1)  REGISTRATION FEE(1)
------------------------  ------------------------  ----------------------------  ---------------------------  -------------------
Common Stock,                Shares of Common       $                       .08   $                6,992,736   $               960
 .001 par value                  Stock (2)
                               48,971,926
------------------------  ------------------------  ----------------------------  ----------------------------  ------------------

                    _________________________________________

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) using the average of the closing bid price and the closing ask price reported by the Nasdaq OTC Bulletin Board for Forefront's Common Stock as of June 28, 2001. Forefront previously paid the sum of $1,680 as a filing fee for a Registration Statement previously filed and withdrawn and hereby applies the prior paid fee towards the filing fee due hereunder.

(2) Includes an estimated 43,478,260 shares issuable in connection with a $10,000,000 agreement with Spinneret Financial Systems, Ltd., presented by May Davis Group, Inc. As to the Credit Line, the parties agreed that at no time shall shares be purchased or issued to the Investor if such shares would, in consideration of any ownership of the Investor, cause the Investor to obtain an ownership interest in excess of 9.9%.

(3) Includes 164,600 shares issued to certain selling security holders in the past, as follows: 25,000 shares each of Anthony Agentowicz, John Solleder, and Bruce M. Goldfarb, and 20,000 shares of Trevor Michael, and 69,600 shares of Rising Solutions, Inc.

(4) Includes a total of 3,500,000 shares, issuable in connection with a $250,000 Debenture loan to Forefront on or about this date, upon a conversion of the Debenture, to Rance Merkel, Michael Woelfel, Connie Benesch, Cynthia Wilson, Gerald Holland, and Maryellen Misiak.

(5) Includes a total of 1,041,664 shares issuable under warrants held by the May Davis Group, Inc., and a total of 1,142,857 shares of May Davis.

(6)  Includes 787,402 shares issued to Mark D. Gray.

                     -------------------------------------

================================================================================

                    SUBJECT TO COMPLETION, DATED August 15,, 2001




                                   P R O S P E C T U S
                                     FOREFRONT, INC.
                                      48,971,926 SHARES


         Selling shareholders of Forefront are registering for resale up to 48,971,926 shares of common stock which they will receive from us and which underlie convertible notes and warrants that they hold. Our common stock trades on the Over-the-Counter Bulletin Board under the symbol "FOFR." On August 15, 2001, the last reported sales price of the common stock was $.06. The selling shareholders will sell the common stock at market prices and Forefront will not receive any of the proceeds from those sales, except for the proceeds from an equity line agreement with an investor and exercise prices for the warrants.

Spinnert Financial Systems, Ltd. is an underwriter within the meaning of the Securities Act of 1933.

                                 ---------------

               Investing in Forefront involves significant risks.
          Investors need to read the "Risk Factors" beginning on page 5.

                                ----------------

      Neither the Securities and Exchange Commission nor states securities regulators have approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                -----------------


              The date of this Prospectus is August 15, 2001.

                              TABLE OF CONTENTS

SELLING SECURITY HOLDERS CERTAIN RELATIONSHIPS AND
  RELATED TRANSACTIONSLEGAL MATTERS . . . . . . . . . . . . . . . . . . . 3
LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
PROSPECTUS SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
RISK FACTORS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
SELLING SECURITY HOLDERS. . . . . . . . . . . . . . . . . . . . . . . . . 9
PLAN OF DISTRIBUTION. . . . . . . . . . . . . . . . . . . . . . . . . . . 13
DIRECTOR, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS. . . . . . . 14
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT. . . . . . 16
DESCRIPTION OF SECURITIES . . . . . . . . . . . . . . . . . . . . . . . . 18
DESCRIPTION OF BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . 19
PLAN OF OPERATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS. . . . . . . . . . . . . . 26
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS. . . . . . . . . 26
EXECUTIVE COMPENSATION. . . . . . . . . . . . . . . . . . . . . . . . . . 27
FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . 27
EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
WHERE YOU CAN FIND MORE INFORMATION . . . . . . . . . . . . . . . . . . . 27
INDEX TO FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . F-1


                               PROSPECTUS SUMMARY

Forefront

          Forefront is a Nevada Corporation that develops technologies for Internet advertising. Graphic artists can use the technology to develop commercials that would have video, music, and motion. This technology is called Cyberspot. Other technology is still under development and is called Delivery Verification Technology. Delivery Verification Technology will be used for measuring the accuracy of the advertising. It enables the advertiser to measure the responses of the viewer. The advertiser will have the ability to measure the percentages of the viewers that viewed the commercial in full. Forefront, Inc. has generated very minimal revenues below $50,000 in total. Forefront has some signed contracts which are still under testing, and will not create revenues for at least another 60 days Forefront has yet to be profitable.

The  Offering

Common  Stock  outstanding         22,016,975

Securities  Offered:               Up to, 48,971,926 shares of common stock. The
                                   Shares will be sold by the selling stockholders named herein.

Use  of  Proceeds:                 We  will  not  receive  any proceeds from the
                                   sale of the Shares by the selling security holders, though we may receive, subject to various conditions, a total of $10,822,914 under an equity line agreement with an investor and if the warrants issued to our investors are exercised. We will pay the cost of registering the Shares under the prospectus.

                                  RISK FACTORS
                                  ------------

The securities offered herein involve a high degree of risk. Accordingly, before deciding to purchase, investors should carefully consider the following risk factors along with the other matters discussed herein. The words "we" or "us" in this section and elsewhere in this document refer to Forefront, Inc.


We cannot be succesful if we are not able to satisfactory market our technologies to customers or resellers

Our various technologies compete in highly competitive markets. Our prospects for success will therefore depend upon our ability to successfully market our technologies either directly to customers or through resellers who may be inhibited from doing business with Forefront's technologies because of the commitment to other technologies or for other reasons beyond our control. We cannot be succesful without acceptance of our products in the market. We need significant funds for our business plan.

Forefront cannot meet its needs for its business plans, working capital and to pay outstanding debts that are owed to vendors, employees, and contractors. If these obligations are not paid, Forefront may be forced to scale back or cease operations.

Forefront needs 4 million dollars to execute our business plan and pay back debts and develop our technologies for market penetration. A failure by Forefront to generate or raise sufficient funds may require Forefront to abandon some or all future expansion plans which may adversely affect our financial condition, results of operations and cash flow.

We have a net worth deficit as of our latest balance sheet date. This deficit indicates that we will be unable to meet our future obligations unless additional funding sources are obtained. If we are unable to obtain funding, we would be unable to continue in business. In addition, the report of our auditors includes a going concern qualification which means that Forefront cannot continue in operation unless funding is acquired. We believe that our efforts will help us to raise capital, however, there are no guarantees. If we are unable to secure funding, we may not be able to continue operations.

We have losses and anticipate further losses and so we need capital or we will fail.

     For the fiscal year ended June 30, 2000, we sustained a loss before other Income, expenses of approximately $2,014,224 and for the fiscal year ended June 30, 1999, we sustained a loss before other income, expenses of $ 20,182. Future losses are anticipated. We continue to have insufficient cash flow to grow operations and we cannot assure you that we will be successful in reaching or maintaining profitable operations. If we are unable to raise additional funds when necessary, we may have to reduce planned expenditures, scale back our product developments, sales or other operations, lay-off employees and enter into financing arrangements on terms that we would not otherwise accept or be forced into insolvency.

We have a limited product range and this could impact our future revenues and success.

Our product range is limited in scope both today and for the foreseeable future. For example, Cyberspot technology must be developed for future versions for market penetration. We need capital to develop our products, including future versions, for at least the next 24 months, perform internal and external tests, and provide the technology to advertising companies or customers for their use. If funds are not secured, we cannot complete our plansLack of further developments would hamper our revenue expectations and keep us from becoming successful. Due to lack of capital, we continue to delay the developments and completion of our technologies. If funding is not secured shortly, we are subject to the risk that competition may create similar technologies, and we may lose to the competition. We may not be able to raise additional Capital, and we may be forced to cease operations.

Forefront   does  mot  have  product  liability  insurance.

We have not acquired liability insurance with respect to provision of products and services. Without insurance to cover potential damages resulting from liability claims stemming from our products or services, we must shoulder any final award of damages which could significantly affect our business operations if the award is substantial. We may not be able to shoulder such damages, and that could force Forefront to cease operations.

The potential of a substantial number of shares being issued under the equity credit line may make it more difficult for Forefront to sell its stock and/or may depress our stock price.

The sale of a substantial number of shares of our common stock under the Credit Line , or anticipation of such sales could make it more difficult for us to sell equity or equity related securities in the future at a time and price we deem appropriate given the fear that may be created that too many shares may become trading and this may cause a downward pressure on our trading price, unattractive aspects to potential future investors.

We may not experience all or a material part of the proceeds under the Credit Line given our historical stock performance.

Our ability to recognize proceeds from the Credit Line is conditioned upon the market price and volume of our stock, with poor performance decreasing our expectation to proceeds. While Forefront expects to raise up to $10,000,000 over a 30 months period, there is a risk that it will not happen. An analysis of the 12-month period ending July 31, 2001, presents an average volume of approximately 148,316, and an average price of approximately $0.69, which could mean, had the equity line been in place, proceeds of a total of approximately $ 1,867,695f or the 12 months, or an average of $ 155,641 Per month. Projecting the past 12 month average to 30 months per the equity line agreement could have meant approximately $ 4,669,230 in total for 30 months, which is materially less than the $10,000,000 expectation. Based on our analysis, there is a risk that Forefront may not be able to raise $10,000,000 with consideration based on the past trading volumes and prices, since the inception of Forefront in March of 2000, though the future market price and volume during the Credit Line period will apply.

We may not experience all or a material part of the proceeds under the Credit Line given the investor agreement not to exceed 9.9% ownership at any particular time.

Our ability to recognize proceeds under the equity line is also reduced by the fact that the investor has agreed not to exceed a 9.9% ownership interest in Forefront at any particular time. This reduces the amount the investor could otherwise pay at any particular time, in accordance with the agreement, given we will not be able to provide shares in excess of 9.9% ownership in any one transaction when considered with any shares the investor holds at that time.

                                USE OF PROCEEDS
                                ---------------

We will not receive any proceeds from the sale of securities being offered by this prospectus. We are registering the shares for sale to provide the selling shareholders with freely tradable securities, but the registration of these shares does not necessarily mean that any of these shares will be offered or sold by the selling security holders. However, we may receive up to $10,000,000 in proceeds under our agreement with May Davis and Spinnernet Financial Systems and we may receive proceeds from the exercise of the warrants. Such proceeds will be used to for develop the Cyberspot and Delivery Verification Technology. The funds will be used to pay past due accounts payable to employees, contractors, and vendors.

Forefront has developed marketing and advertising strategies that need to be implemented to generate revenues and we need this capital to do so. We have not declared any dividends on our common stock in the past two fiscal years and do not contemplate paying cash dividends for the foreseeable future, but instead will retain any earnings to fund our growth and research and testing.

                              SELLING SECURITY HOLDERS
                              ------------------------
General

This prospectus relates to the offering, by certain persons who are shareholders or may become shareholders, of a total of 48,971,926 shares of common stock pursuant to this prospectus, consisting of the following:

An estimated 43,478,260 shares is issuable in connection with a $10,000,000 equity credit line agreement with Spinneret Financial Systems, Ltd. , presented by May Davis Group, Inc This number is an estimate and will change depending upon the trading price of our stock in relation to each purchase. As to the Credit Line, the parties agreed that at no time shall shares be purchased or issued to the Investor if such shares would, in consideration of any ownership of the Investor, cause the Investor to obtain an ownership interest in excess of 9.9%.

164,600 shares were issued in the past to certain selling security holders, who were given registration rights, as follows: 25,000 shares each to Anthony Agentowicz, John Solleder, and Bruce M. Goldfarb, and 20,000 shares to Trevor Michael, and 69,600 shares to Rising Solutions, Inc.

A total of 3,500,000 shares issuable in connection with a $250,000 Debenture loan to Forefront on or about this date are also included as shares, which may be sold by selling shareholders, upon conversion of the Debenture by Rance Merkel, Michael Woelfel, Connie Benesch, Cynthia Wilson, Gerald Holland, and Maryellen Misiak. The number of shares is an estimate and may change depending upon our trading price in relation to the conversion of the loan into shares at such time that such conversion occurs.

A total of 1,041,664 shares issuable under warrants held by May Davis and a total of 1,142,860 shares issued to May Davis. A total of 787,402 shares are also included in this registration relating to a Mr. Mark E. Gray. He has converted a $100,000 payment due from our Forefront to him for payment of these shares.

                                  OWNERSHIP OF SHARES   OWNERSHIP OF SHARES
                                    OF COMMON STOCK       OF COMMON STOCK
                                  PRIOR TO OFFERING (1)  AFTER  OFFERING(2)
                                  ---------------------  ------------------
SELLING SHAREHOLDER                SHARES   PERCENTAGE  SHARES  PERCENTAGE
---------------------------------  -------  ----------  ------  ----------
Anthony Agentowicz                  25,000          .1    0          0
1413 South Howard Ave. Suite 104
Tampa, Fl    33600

Spinneret Financial Systems,             0           0      0        0
Ltd.(2)(5) (6)
c/o McGuire Woods LLP
9 West 57th Street
Suite 1620
New York, NY 10019-2602

John Solleder                       25,000          .1      0        0
1413 South Howard Ave. Suite 104
Tampa, Fl    33600
Bruce M. Goldfarb                   25,000          .1      0        0

Trevor Michael                      20,000          .1      0        0
1413 South Howard Ave. Suite 104
Tampa, Fl    33600

Rising Solutions, Inc.(5)           69,600          .2      0        0
1413 South Howard Ave. Suite 104
Tampa, Fl    33600

Rance Merkel (3)                         0           0      0        0
497 Claude Simmons Road
Johnson City, TN 37602

Michael Woelfel (3)                      0           0      0        0
111 Cabel County Courthouse
Huntington, WV 25701

Connie Benesch (3)                       0           0      0        0
401 East 80th Street
Unit 14G
New York, NY 10021

Cynthia Wilson (3)                       0           0      0        0
101 S. Jefferson Avenue
Cookeville, TN 38501

Gerald Holland(3)                        0           0      0        0
22 Coult Lane
Old Lyme, CT 06732

Maryellen Misiak (3)                     0           0      0        0
294 Long Hill Drive
Short Hills, NJ  07087

May Davis (4)(5)                 1,142,860        4.88      0        0
One World Trade Center
87th Floor
New York, NY 10048

Bruce Goldfarb                      25,000          .1      0        0
1413 S. Howard Ave. #101
Tampa, Fl 33606

Mark E. Gray                       787,402          3.4     0        0
1413 S. Howard Ave. #101
Tampa, Fl 33606

MARK E. GRAY 787,402 SHARES
_________________________________________

(1) Includes such shares Forefront believes is owned by the person or firm, but does not include shares issuable under warrants or otherwise unless otherwise stated for the person or firm. The percentages are approximates and are rounded for presentation.

(2) Assumes the registration and sale of a total of 48,971,926 shares total. Given shares may or may not be issued under warrants and debentures, and the shareholders may or may not sell their shares, and that the number of shares that may be issued under the Line of Credit depends on various factors including the then market price, we can only estimate the number of shares and ownership percentage following the Offering.

(3) These persons are subscribers of the $250,000 total of debentures and this does not include shares which may be issued upon a conversion of the debentures.

(4) Does not include shares underlying warrants which may or may not be exercised.

(5) The principals of the entities are as follows: Spinneret Financial Systems, Ltd., is , Alfred Hahnfeldt Rising Solutions, Inc. are Ryan Reed Rohatgi and Santu Rohatgi, our President, and May Davis are Owen May and Kevin Davis.

(6) A total of a maximum of 43,478,260 shares is anticipated to be issued to Spinneret Financial Systems, Ltd. under the equity line. This is the number included in this offering, though not currently owned by Spinneret. This figure is subject to both market conditions and an agreement by Spinneret not to exceed 9.9% ownership; either or both conditions could result in less than this amount being owned or sold by Spinneret. After the offering it is anticipated that Spinneret may own and/or sell these shares, but Spinneret may own and/or sell less than this amount. We cannot estimate how many shares Spinneret will have or will sell.

May  Davis  transaction

Introduction

We have entered into, as of January 1, 2001, two Placement Agreements with the May Davis Group, Inc.; in summary, one provides for a placement of $10,000,000 of our common stock to a subscriber presented by May Davis, and the other provides for the placement of $250,000 of convertible debentures by Forefront to subscribers presented by May Davis, which already occurred. As to the first agreement, pursuant to the July 2 , 2001, equity line of credit agreement with Spinneret Financial Systems, Ltd. facilitated by May Davis Group, Inc. , we may, at our discretion, periodically issue and sell to Spinneret Financial Systems, Ltd. shares for a total purchase price of $10 million in multiple closings. As to the Credit Line, the parties agreed that at no time shall shares be purchased or issued to the Investor if such shares would, in consideration of any ownership of the Investor, cause the Investor to obtain an ownership interest in excess of 9.9%.

If Forefront requests an advance under the agreement, Spinneret Financial Systems, Ltd. will purchase shares of common stock of Forefront for 91% of the lowest closing bid price reported on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 10 days immediately following our request for an advance or put date and ending on the trading day immediately before the closing of that transaction. Spinneret Financial Systems, Ltd. intends to resell any shares converted under the Line of Credit at the market price.

Our debenture transaction is the placement of debentures as detailed below. In connection with both placements, Forefront granted to May Davis shares of common stock and warrants to purchase shares.

As to the Line of Credit, we agreed to supply warrants to purchase eight hundred and thirty three thousand and three hundred and thirty three (833,333) shares of Forefront's common stock at an exercise price of one hundred and ten percent (110%) of the closing bid price of Forefront's common stock on the day of closing. The exercise price will be reset six (6) months from the closing date to 110% of the then current closing bid price if the stock on that day is below its price on the closing. May Davis or the holders shall be entitled to certain demand registration rights with respect to the shares of common stock issuable upon exercise of the warrants and the shares of common stock pursuant to a registration rights agreement. Also, May Davis shall receive as cash compensation an amount equal to three and three fifths percent (3.5%) of the gross proceeds of each advance to Forefront pursuant to the Line of Credit. Forefront is providing May Davis 1,142,860 restricted shares of Forefront's common stock, and such stock shall also be subject to this registration.

The effectiveness of the Line of Credit is conditioned upon us registering the shares of common stock underlying the agreement with the Securities and Exchange Commission.

The placement of the convertible debentures was effective upon the filing of a prior registration statement, with the closing already completed prior to this date, so that Forefront received $250,000, less fees and expenses of the transaction estimated of approximately $30,000.


Placement fee

We will pay a cash placement agent fee to the May Davis Group, Inc. equal to 4.5% of each advance under the Line of Credit. Further, we granted to the May Davis Group, Inc. warrants to purchase shares of common stock. The exercise price of the warrants will be reduced in certain cases. All warrants are exercisable for five years after the date of issuance. The holder of the warrants may, under certain circumstances, exercise the warrants pursuant to a cashless exercise.

Number of shares to be issued

Pursuant to the Line of Credit, we may periodically sell shares to Spinneret Financial Systems, Ltd. to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance or put. There must be a minimum of 11 trading days between puts. We cannot predict the actual number of shares of common stock that will be issued pursuant to the Line of Credit or debentures, in part, because the conversion price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw.

Mechanics

Under the Line of Credit, we may, at our discretion, request advances by written notice, specifying the amount requested up to the maximum advance amount. A closing will be held 11 days after such written notice at which time we will deliver shares and the investor will pay the advance amount. We have the ability to determine when and if we desire to draw an advance if certain conditions are met.

Commitment  period

As part of the Line of Credit, we may request an advance at any time during a 30 month commitment period, subject to termination for certain events, including, breach of contract, and other events. The commitment period begins on the date the Securities and Exchange Commission first declares the accompanying registration statement effective.

Maximum  advance  amount

We may not request advances in excess of a total of $10 million. In addition, each individual advance is subject to a maximum advance amount based on an average daily volume of our common stock. The maximum amount of each advance is equal to 150% of the average daily volume of Forefront common stock for the 10 day trading period before each put or advance closing multiplied by the purchase price.

Conversion  price

The advances under the Line of Credit are converted into shares of common stock at a price of 91% of the lowest closing bid price on the Over-the-Counter Bulletin Board or other principal trading market for the 10 days immediately following the notice of conversion. Note that the net proceeds to be received by Forefront will be lower than the purchase price due to our obligation to pay a placement agent fee of 3.6% of each advance to May Davis.

Registration  rights

We granted to May Davis and the Investor registration rights. We are also obligated to register the shares of common stock to be issued upon exercise of the warrant. The registration statement accompanying this prospectus will register such shares upon effectiveness. The cost of this registration will be borne by us.

Net  proceeds

We cannot predict the total amount of proceeds to be raised in this transaction, in part, because we have not determined the total amount of the advances we intend to draw. However, we expect to incur expenses of approximately $150,000 consisting primarily of professional fees incurred in connection with registering of the shares in this offering. In addition, we are obligated to pay the May Davis a cash placement agent fee.

Use  of  proceeds

We intend to use the net proceeds received under the Line of Credit and debenture transactions for general corporate purposes, such as working capital, possible future acquisitions, and as otherwise determined by Management.

Debenture  transaction

Forefront received $250,000 less certain fees and expenses in consideration of the issuance of convertible debentures. The transaction was closed prior to this date. Forefront promises to pay to the Holders of the $250,000 of debentures in lawful money of the United States of America and in immediately available funds the principal together with interest on the unpaid principal of this Debenture at the rate of five percent (5%) per year, computed on the basis of a 365-day year and the actual days elapsed from the date of this Debenture until paid. At Forefront's option, the entire principal amount and all accrued interest shall be either (a) paid to the Holder on the five (5) year anniversary from the date hereof or (b) converted. The Holder is entitled, at its option, to convert at any time and from time to time after ninety (90) days from the closing, until payment in full of the debenture, all or any part of the principal amount of the Debenture, plus accrued interest, into shares of Forefront's common stock at the price per share equal to either (a) an amount equal to 120% of the closing bid price on the closing of the common stock as listed and as quoted by Bloomberg L.P., or (b) an amount equal to eighty percent (80%) of the five (5) lowest closing bid price of the common stock for the twenty (20) trading days immediately preceding the conversion.

                              PLAN OF DISTRIBUTION
                              --------------------

The common stock offered by this prospectus is being offered by the selling shareholders and upon exercise of warrants and conversion of debentures. The common stock may be sold or distributed from time to time by the Selling Security Holders, or by donees or transferees of, or other successors in interests to, the selling shareholders, directly to one or more purchasers or through brokers, dealers or underwriters who may act solely as agents or may acquire such common stock as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

-    ordinary brokers' transactions;

- transactions involving cross or block trades or otherwise on the Nasdaq Bulletin Board;

- purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus;

- "at the market" to or through market makers or into an existing market for the common stock;

- in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

-    in  privately  negotiated  transactions;  or

-    any  combination  of  the  foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and complied with. Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholder and/or purchasers of the common stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both. The compensation paid to a particular broker-dealer may be less than or in excess of customary commission.

The selling shareholder Spinneret Financial Systems, Ltd. may be deemed an "underwriter" within the meaning of the Securities Act of 1933, as amended, and certain other selling shareholders, including upon exercise of warrants and sales in connection with this offering, may also be deemed underwriters. Any broker-dealers who act in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

Neither we nor the Selling Security Holders can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between any selling shareholder, any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares. At a time particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from the selling shareholder and any other required information.

We will pay all of the expenses incident to the registration, offering and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers or agents. Forefront has also agreed to indemnify May Davis and related persons against specified liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Forefront , we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We have advised the Selling Security Holders that while they are engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling shareholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

Purchasers of shares may suffer substantial dilution.

The purchase under the equity credit line agreement of a significant shares of common stock may result in substantial dilution to the ownership interests of purchasers of Shares under this Offering, even though, as to the Credit Line, the parties agreed that at no time shall shares be purchased or issued to the Investor if such shares would, in consideration of any ownership of the Investor, cause the Investor to obtain an ownership interest in excess of 9.9%.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
          ------------------------------------------------------------

The following table sets forth the Directors and executive officers of Forefront , their ages, and all offices and positions with Forefront. Officers and other employees serve at the will of the Board of Directors subject, however, to any agreements.

                             Positions
Name of Director     Age     With Company
----------------     ---     ------------

Santu  Rohatgi       52      President, Chief Financial Officer, Secretary,
                             Treasurer and Director
Bruce Benson         46      Director
David Kennedy        42      Director

Santu Rohatgi was elected as a Director, effective March 15, 2000. Bruce Benson and David Kennedy were elected as Directors, effective March 16, 2000. Each Director will serve until the next annual meeting of shareholders and their respective successors are elected and qualified. Each officer serves, at the discretion of the Board of Directors, and until his successor is elected at the annual meeting of the board of directors and is qualified, subject to any employment agreements.

Executive  officers,  directors  and other significant employees of forefront:

Santu Rohatgi has had ten years of management experience at AT&T, where he held various management positions, including financial planning management of start-up Internet Commerce Services; Manager of Support Operations; Director of Operations, Northeast Division; and Director of Finance & Administration, New England Region. He also ran a consulting services company for small and medium size businesses in the area of information technology, business automation and operations. He received an MA from Patna University in India, an MBA from Eastern New Mexico University and a Masters Certificate in Project Management from George Washington University. He is a Certified Project Management Professional .

Bruce Benson oversees all aspects of iWeb, a privately held Internet startup that provides enabling technologies and services for Web advertising that bring Internet ad revenues to ISPs. Before joining iWeb, Benson was Executive Vice President of Corporate Strategy and Technology of Young & Rubicam, where he was responsible for Internet strategy and managed the global coordination of Y & R's technological resources. Prior to joining Y & R, Mr. Benson was with Sony Music as a Senior Vice President in several capacities, where he worked to develop long-range strategies for Forefront, including early stage Internet plays. Before his work at Sony, Benson was a partner at Price Waterhouse where he was largely responsible for the launch of their thriving Entertainment and Media Practice. He received a BS in mathematics from the University of Houston.

David Kennedy is a founder of Technology and Dispute Resolution Consulting, Inc., one of the largest intellectual property consulting companies in the nation. At Technology and Dispute Resolution Consulting, Inc., where his clients range from Fortune 100 companies to start-up ventures, he assists Internet and technology companies formulate their strategic direction based upon maximizing the value of their intellectual capital. Mr. Kennedy sits on the board of several Internet related companies and is on the Advisory Board of an intellectual property venture capital fund. Before founding Technology and Dispute Resolution Consulting, Inc., he was a senior partner in an international consulting firm and was the partner in charge of the technology transfer and patent licensing division. He received a BBA in accounting and is a Certified Public Accountant in the state of Georgia.

No Director or executive officer of Forefront has any family relationship with any other director or executive officer of Forefront.

Executive  compensation

The following table sets forth the compensation we have paid to Santu Rohatgi, President and Chief Financial Officer and to two affiliates of Forefront, Wyly Wade and Mark Gray for the fiscal year ended June 30, 2000. No other executive officers received more than $100,000 in the fiscal year ended June 30, 2000. Forefront does not currently have a long term compensation plan and does not grant any long term compensation to its executive officers or employees. The table does not reflect certain personal benefits, which in the aggregate are less than ten percent of each Named Executive Officer's salary and bonus. No other compensation was granted for this fiscal year ended June 30, 2000.

                           SUMMARY COMPENSATION TABLE

                              Annual  Compensation
                       ----------------------------------

                        Other
Name                    Annual
And                     Compen-                  All Other
Principal               sation                   Compen-
Position       Year    Salary ($)    Bonus ($)   sation ($)
               (1)         (2)
-----------  --------  -----------  -----------  -----------
Santu           2000   $79,615.42   $ 20,571.92  $ 20,324.92
Rohatgi -
President/
CFO

Mark Gray -     2000   $79,615.42   $ 86,467.83  $ 18,117.03
Business
Develop-
ment

Wyly Wade -     2000   $79,615.42     30,264.21  $ 14,770.43
Director of
Tech-
nology
-----------  --------  -----------  -----------  -----------

(1) Bonus figures included in the schedule above include payments under the Success By Objective Bonus and, in the case of Mark Gray, merit bonuses for his efforts in putting together the merger of Web Partners, Inc., now Forefront Technologies, Inc. and Anyox Resources, Inc., now Forefront, Inc. The bonuses are paid monthly with quarterly and annual goals and objectives set and reviewed quarterly.

(2) Other compensation includes monies expended for health, life, and other related benefits as well as company owned vehicles. Effective July 2000, cash outlay for Forfront vehicles is covered by the individual assigned Forefront vehicle.

Compensation  Of  Directors

Our Directors are not compensated for their service as directors. All directors are reimbursed for any reasonable expenses incurred in the course of fulfilling their duties as a director of Forefront

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
         --------------------------------------------------------------

The following table sets forth information regarding beneficial ownership of our common stock as of June 28, 2001 by all persons known by us to own beneficially 5% or more of the outstanding shares of our common stock, each director, and all executive officers and Directors as a group:

Name and Address of                           Number of Shares             Percentage
Beneficial Owner                          of Beneficially Owned (1)  Ownership of  Class(1)
----------------------------------------  -------------------------  ----------------------
Cede & Co.                                                2,196,308                   10.5%
P.O. Box 20
Bowling Green Station
New York, NY 10004

Mark Gray                                                 1,383,200                    6.6%
1885 Bougainvillea
Sarasota, FL  34239

Wyly Wade                                                 2,000,000                    9.6%
540 West Tamiami Trail
Sarasota, FL  34238

Santu Rohatgi (2)(3)(4)                                     137,334                     .6%
5403 Avenue Simone
Lutz, FL  33549

David Kennedy (2)(3)(4)                                      50,000                     .2%
560 Hardage Farm Dr
Marietta, GA 30064

Bruce Benson (2)(3)                                               0                      0
1413 South Howard Ave., Suite 104
Tampa, Fl   33600

All officers and directors as a group(2)                    187,334                     .9


                                       16

----------------------------
(1) Calculated on the basis of 20,763,165 shares of Common Stock issued and outstanding and percentages are rounded and so are approximates. Does not consider shares issuable under options, warrants or debentures. Does not include 1,500,000 options to Bruce Benson, 1,000,000 options to David Kennedy, 100,000 options to Mark Burchill, 1,904,600 options to Santu Rohatgi, and 363,636 options to employee Michael Tomlinson, 300,000 options to Wyly Wade, and a total of 1,470, 196 miscellaneous options to employees, and consultants with differing schedules and prices.
(2) Officer and/or Director, and does not consider any stock options rights the person may have.
(3)  The  Director  owns  less  than  one  percent.
(4) Includes, using reasonable efforts, an estimate, in accordance with Rule 13d-3, of shares an officer or Director may be deemed the beneficial owner of. Does not consider, for Mr. Rohatgi and the total of all officers and Directors, 69,600 shares of stock of Rising Solutions, Inc., a corporation owned by his son.

                            DESCRIPTION OF SECURITIES
                            -------------------------
General

The transfer agent and registrar for Forefront  is:        NEVADA AGENCY AND
                                                             TRUST COMPANY
                                                        50 WEST LIBERTY STREET,
                                                        SUITE 880 RENO, NV 89501
Common  Stock

     The issued and outstanding shares of common stock are fully paid and non-assessable. Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and may not cumulate their votes for the election of directors. Shares of common stock are not redeemable, do not have any conversion or preemptive rights and are not subject to further calls or assessments once fully paid.

     Holders of common stock will be entitled to share pro rata in such dividends and other distributions as may be declared from time to time by the Board of Directors out of funds legally available therefore. Upon our liquidation or dissolution, holders of shares of common stock will be entitled to share proportionally in all assets available for distribution to such holders

Shares  Eligible  for  Future  Resale

Future sales of substantial amounts of common stock pursuant to Rule 144 under the Securities Act of 1933 or otherwise by certain shareholders could have a material adverse impact on the market price for the common stock at the time. There are presently approximately 5,247,118 outstanding shares of our common stock held by Management and other shareholders, who are deemed "restricted securities" as defined by Rule 144 under the Securities Act. Under certain circumstances, these shares may be sold without registration pursuant to the provisions of Rule 144. In general, under Rule 144, a person, or persons whose shares are aggregated who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of restricted securities which does not exceed the greater of one (1%) percent of the shares outstanding or the average weekly trading volume during the four calendar weeks preceding the notice of sale required by Rule 144. In addition, Rule 144 permits, under certain circumstances, the sale of restricted securities without any quantity limitations by a person who is not an affiliate of ours and has satisfied a two-year holding period. Any sales of shares by shareholders pursuant to Rule 144 may have a depressive effect on the price of our common stock.

No prediction can be made as to the effect, if any, that sales of shares or the availability of shares for sale as described above will have on the market prices of the common stock prevailing from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market may adversely affect prevailing prices for the common stock and could impair our ability to raise capital in the future through the sale of equity securities.

                            DESCRIPTION OF PROPERTY
                            -----------------------

     Forefront leases, under a sub lease from a corporation operated by the son of the President, its corporate headquarters located at 1413 South Howard Avenue, Suite 104, Tampa, Florida, 33606. Square footage of the current location is approximately 1,050 feet. The current lease payments are approximately $1,857 per month. The telephone number is (813) 253-2267. The lease commenced in November 2000, and is scheduled to expire in November 2003. Forefront believes that the current facilities will not be suitable for the operation of its business for the near future and is exploring new options. The location could be replaced without significant disruption to business operations. Due to funding issues, the facilities are not insured against perils commonly covered by business insurance policies.


                             DESCRIPTON OF BUSINESS
                             ----------------------
Forefront  history

Forefront, Inc., and including its operating subsidiary, unless the context otherwise requires, a Nevada corporation, was formed in July, 1998, under the name Anyox Resources Inc. Anyox Resources, Inc. was a development-stage company engaged in the exploration of minerals. On March 15, 2000, Anyox Resources, Inc. entered into a Share Exchange Agreement, the "Agreement" with Web Partners, Inc. , a Florida corporation formed in September, 1998, and two of Web Partners, Inc.'s primary shareholders, Wyly Wade and Mark Gray. The Agreement allowed Anyox Resources to acquire Web Partners, Inc.. As a result of the Agreement, the management of Web Partners, Inc. effectively took control of Anyox Resources, and the two Web Partners, Inc. principals, Mr. Wade and Mr. Gray, became major shareholders of Forefront. As a result of the merger, Anyox Resources changed its name to Forefront, Inc.

We are a development-stage company with our core business focused on the research and development of new Web-based technologies primarily directed to Internet advertising concerns. Forefront also provides creative production services in connection with developing online 30-second commercial spot advertisements.

The description of Forefront, the industry, competition, our plans and other statements rely heavily upon our own creativity, research, opinions, forecasts, estimations and other subjective criteria that may or may not prove accurate, and is subject to the evolution of technologies, the Internet and our plans, among other variables.

Industry  background

Over the last several years, the marketplace has had high expectations for business opportunities on the Internet. These expectations have been reflected in the investments into the Internet made by traditional companies, and the market capitalization of many new Web-based companies. The popularity of the Internet has been well documented in recent years.

With an increasing number of users, the Internet is also gaining in importance as a medium for advertising. Computer time is the leading activity that takes people away from watching television, the currently preferred means used by advertisers to reach an audience. Yet despite the rapidly growing Internet audience, there are still barriers that have kept Internet advertising from reaching its full potential. Marketers are still trying to gauge Internet advertising's overall effectiveness, and to identify which techniques are most effective.

While tools for tracking such information have improved, there is still no universal standard for measuring an audience.

Companies with a presence on the Internet often rely on advertising as their primary, if not only, source of Internet-generated revenue. While on-line advertising has experienced tremendous growth during the past several years, that growth has not translated into profits for these companies. Many advertisers and agencies are not comfortable with current methods for advertising via the Internet, nor available audience measurement tools. Furthermore, results of the currently preferred method of advertising, banner ads, have been inconclusive at best, and show major ineffectiveness at worst. Advertisers are generally more comfortable with traditional means of reaching their audience, especially through print, television and radio. Still, Internet advertising is in its infancy, and is only beginning to find its true potential.

Internet  advertising  technologies / techniques

Currently, there are a number of Internet advertising technologies or techniques in use. The most prominent techniques are banner ads, sponsorship, interstitials and emails. Banner ads are most prevalent. Emails to customers, while the least employed technique, have been measured to be the most effective in eliciting a response from the customers. The following are brief summaries of each technology or technique:

Banner  ads

Banner ads are typically inch-high "banners" that are found on the top or bottom of a Web page. They can contain a company name, logos, pictures and slogans. They can be static or animated with moving characters or pictures. When a user clicks on the banner it takes the user to another Web site. Although they are the most commonly employed form of Internet advertising, they are the least likely to elicit a response.

Sponsorships

     An advertiser may choose to "sponsor" a Web-site, helping the online publisher by funding the site in exchange for advertising. This typically requires an up-front payment by the advertiser, whether or not there is a sale generated by the advertising. Sponsorships provide a valuable association between brand and content. Interstitials

     Interstitials are advertisements that appear as Web users switch between Web pages. Interstitials are the industries first answer to the lack of audio and video in Internet advertising. However, interstitials have grown out of favor with consumers as they may take as long as two minutes to download. Current interstitials require substantial download time and therefore may degrade a user's speed of receiving other Web content. Therefore, many portals require such interstitial ads to be "click-based" where a user must request the ad.

Email

     Email is one of the cheapest and most effective methods of Internet advertising. Email provides for direct advertising to select customers. Yet, emails only comprise a very small percentage of Internet advertising. This is due to the intrusiveness of the email to consumers, and the resistance by consumers to "spam" and clutter.

Others

     Other forms of Internet advertising include rich media expanding banners and affiliations. Rich media banners include video and audio to bring information to the consumer without leaving the current Web site. Affiliate deals split an advertiser's revenues with a Web-site operator in exchange for free advertising. Still, these forms of advertising are restricted by there own disadvantages. Rich media banners require download time, cover Web site content, and have been reported to cause Web sites to crash.

Products  and  services

Our technology product fills the needs of both Internet companies and advertisers. Forefront's array of technologies was designed to deliver a complete online advertising platform. The system is comprised of a 30-second commercial for major brand advertisers, and a system of audience measurement and commercial delivery verification. This platform provides familiar media advertising tools for major brand managers, coupled with the interactivity of the Internet.

Cyberspots are 30-second online, interactive-multimedia commercial spots, which reach the audience quickly and with minimal interruptions using Forefront's Instant On User Interface technology. Delivery Verification Technology allows for the most advanced feedback to measure the delivery of each advertisement. By offering CyberSpots, Internet companies can provide effective and measurable advertising to advertisers previously reluctant to participate in Internet advertising. Forefront's products and services help advertisers reach Web users via a method more similar to traditional means of reaching the audience, while being able to measure the results of the advertisement to a degree not currently available by any other method.

Instant  on  user  interface.

Instant On User Interface is a Web-based software technology developed by Forefront. Version 1.1 of the technology has been developed to support popular browsers with video, motion, and sound commercials.

The operating methodology allows a Web user to access specialized content in a number of formats from a Web server with little or no delay across multiple networks at most modem speeds of 28.8 and above. One of the proprietary applications of the Instant On User Interface technology is the CyberSpot.

Instant On User Interface technology is a unique combination of existing Web technologies requiring no specialized hardware, browser or player software. Deployment of content utilizing Instant On User Interface requires no modification of standard PC, Macintosh or WebTV platforms in order to receive "instant on" content delivery. The technology lives solely on a proprietary CyberSpot server.

Cyberspots

CyberSpots are Web-based commercial spots, typically 30 seconds in duration, although shorter or longer formats may be supported. CyberSpot creative treatments for advertisers and/or site operators are produced in a proprietary methodology. The commercials may be displayed in an array of sizes and resolutions ranging up to full screen. Additionally, CyberSpots have the ability to playback many sub-components, which may include certain types of audio tracks including music. The commercials may be automatically launched in a number of applications, including when a user clicks on a banner ad, or when a user enters a Website containing a link to a CyberSpot server.

The CyberSpot technology empowers the advertiser to take control of the user's browser for the duration of the commercial, making play of the CyberSpot "uninterruptible". Should advertisers wish to allow users to exit their CyberSpot commercial prior to completed play, the advertiser may elect to enable a user exit button. Utilizing certain technology, the Web-site is downloaded in the background during the playback of a CyberSpot. This has the net effect of allowing full use of the commercial playtime for site content download and / or site navigation. The end result is the reduction of "world wide wait" delays online.

Delivery Verification Technology.

Developed by Forefront, DELIVERY VERTIFACTION TECHNOLOGY provides the first online advertising measurement system that verifies audience reach and spot delivery. Television advertisers rely on Nielsen / Arbitron audience measurement systems that are estimated from electronically gathered survey samples. Print advertisers rely on audited circulation distribution of periodicals without confirmation of specific ad viewer ship. The CyberSpot DELIVERY VERTIFACTION TECHNOLOGY rises to the level, in our opinion, of certified mail return receipt confirmation. The technology operates via a return verification message that is triggered from the online user's PC, Mac or WebTV once the CyberSpot has been received and fully played.

DELIVERY VERTIFACTION TECHNOLOGY provides advertisers with reliable, real-time confirmation of audience reach and spot delivery. The CyberSpot DELIVERY VERTIFACTION TECHNOLOGY allows multiple measurement points at the commencement, completion and key measurement points throughout the CyberSpot commercial. In essence, the CyberSpot DELIVERY VERTIFACTION TECHNOLOGY allows audience monitoring of spot commercials on a scaleable level of detail. The CyberSpot DELIVERY VERIFICATION TECHNOLOGY relies on completed spot playback, not simply file receipt, to trigger its proprietary return message system, giving advertisers complete audience measurement and spot delivery verification.

Target  market  and  distribution

Specific markets and client groups identified by Forefront include advertising agencies, advertising measurement companies, Internet portals, e-commerce companies and consumer product companies with a desire to optimize their Internet presence. Forefront plans to market its technologies through licensing agreements with companies that have existing sales and service infrastructure. Forefront does not plan to sell online advertising directly to end-users or compete directly with its distribution channels.

Internet  advertising

Forefront has developed CyberSpot sponsorship formats, which provide the least intrusive user experience. Market research studies have demonstrated increased ad retention from program sponsorship spots to be greater than other Internet adverting media. Furthermore, online sponsorship, as a promotional tool, has increasingly grown in recent years. Advantages to online sponsorship include the following: (1) a lower cost alternative for companies primarily seeking branding / awareness; (2) they are fixed, which results in a higher possibility of ad exposure for the advertiser; and (3) they offer the advertiser exclusivity and the right of first refusal for future opportunities.

Traditional advertising agencies are currently in a rapid expansion of their Internet advertising services. These companies are actively pursuing opportunities to establish and grow their Internet advertising services in order to provide their clients with an "integrated" advertising solution. Internet advertising allows the agency to reach a mass-market while at the same time providing a customizable pitch.

Forefronts DELIVERY VERTIFACTION TECHNOLOGY is a client-based tracking system. Forefront believes it provides a more reliable standard for audience measurement than the current server-based systems. DELIVERY VERTIFACTION TECHNOLOGY licensees will be able to offer their clients confirmation that Web pages, banner ads and CyberSpots have been fully downloaded and displayed on each unique user's terminal. Furthermore, the DELIVERY VERTIFACTION TECHNOLOGY measures pages that did not load on the user's desktop, measures those pages that are cached, and tracks user interactivity with loaded Web pages using an active message back technology. These real-time verifications can be incorporated into a company's billing and accounting system, saving Forefront the costs and time needed to bill its clients.

DELIVERY VERTIFACTION TECHNOLOGY also has potential commercial applications outside measuring the delivery of advertisements to consumers. For example, DELIVERY VERTIFACTION TECHNOLOGY can be used to notify email senders that an email has been delivered to the recipient's email address. This is particularly applicable to email delivery outside an organization or email provider. Another potential application for DELIVERY VERTIFACTION TECHNOLOGY involves fraud detection and prevention. DELIVERY VERTIFACTION TECHNOLOGY can be used to monitor the loading of software and report back to the developer that the software has been loaded on a particular computer. The developer can then determine whether the software was reloaded on other computers. DELIVERY VERTIFACTION TECHNOLOGY can also be used to determine if multiple copies of the same licensed software are running at the same time. Finally, DELIVERY VERTIFACTION TECHNOLOGY may also be used to verify copyright and content usage. For example, DELIVERY VERTIFACTION TECHNOLOGY can measure how many times a licensed article has been loaded on a licensed site.

Research  and  development

We have spent $1,200,000 on research and development over the past fiscal year, working on several research and development projects that it believes will revolutionize the Rich Media and Audit/Reporting fields. Forefront's research and development team has made improvements and advances that will be integrated into future releases of both CyberSpot and DELIVERY VERTIFACTION TECHNOLOGY. Forefront believes that these improvements further the overall goals of higher quality and smaller file size that Forefront has achieved with the release of CyberSpot and DELIVERY VERTIFACTION TECHNOLOGY 2.0.

Business  development  strategy

We believe that favorable product reviews and word-of-mouth among creative, sales, marketing, and Internet professionals are critical in creating greater awareness and commercial acceptance of its products. In addition, Forefront seeks to generate awareness of its products through selective advertising in industry publications. Forefront is developing a reseller program. Forefront believes that the creation of a reseller program will allow for the expansion of CyberSpot distribution while keeping sales, general and administrative cost low, and be a compliment to the direct sales effort. In addition, Forefront will use aggressive public relations and publicity campaigns to expand awareness of Forefront, CyberSpot and to compliment the expanded advertising effort. As Forefront develops contracts and business relationships with e-commerce companies, Forefront will continue to refine sales and marketing models as needed to meet client needs.

Potential  revenue-drivers

Forefront intends to generate revenue from licensing fees, creative / production fees and a technology license-based on a cost-per-play model or cost-per-action model. Forefront plans to produce and distribute CyberSpot production software that will enable global production of CyberSpots by advertisers, agencies and web development firms. Forefront intends to license its family of technologies within the U.S., Asia and Europe.

Forefront's revenue model currently focuses on four distinct revenue-drivers:
(1) the development of CyberSpot ads, (2) the delivery of CyberSpot ads, (3) CyberSpot enterprise licensing and (4) DELIVERY VERTIFACTION TECHNOLOGY licensing. The following sections provide more specific information on each revenue-driver.

Ad  development  fees / creative services

Clients are charged an hourly rate plus materials to build CyberSpot ads. This is standard practice in the advertising industry. The estimated cost to an advertiser for the development of a CyberSpot ad ranges from $4000 to 30,000. With the development of Forefront's proprietary CyberSpot production software, advertising agencies and development firms may bring production in-house.

Cyberspot  delivery

In addition to the development fee, advertisers are responsible for a per-play license fee, or a cost-per-action license fee. The per-play fee is volume sensitive.

Cyberspot  licensing

One of Forefront's strategies involves licensing its technology toolkit to e-commerce groups, ad agencies, web developers, portals, etc. These groups can use the technology to develop customized CyberSpots regarding their sites, products and organizations. For example, an automobile manufacturer can create a CyberSpot that allows a Web surfer to instantly download and start playing video-like images, audio and text information on a particular car. The CyberSpot can also be made interactive, thus allowing the surfer to change colors, interiors and other options. Forefront intends to distribute this product without charge primarily through the Internet and to license each user. Forefront also intends to charge the licensee on a per play model. CyberSpots produced by licensees will be hosted by Forefront or its strategic ad delivery partner. Forefront also intends to provide product training and technical support to licensees. Forefront does not currently plan to sell the toolkit through retail channels.

DELIVERY VERTIFACTION TECHNOLOGY/ industry licensing

DELIVERY VERTIFACTION TECHNOLOGY has begun to develop into a stand-alone product. Forefront has received requests for information from several audience measurement companies, including Nielsen Media Research, Arbitron and Media Metrix. However, it is too early in the process to ascertain the eventual outcome of these discussions. In order to provide the complete solution the advertisers need, we intend to license the DELIVERY VERTIFACTION TECHNOLOGY to one or two major measurement companies such as Nielsen Media Research, Arbitron or Media Metrix. Combining DELIVERY VERTIFACTION TECHNOLOGY with these type organizations and their extensive measurement backgrounds and infrastructure could position DELIVERY VERTIFACTION TECHNOLOGY as the standard for online advertising measurement.

We anticipate that the DELIVERY VERTIFACTION TECHNOLOGY license agreements will include a technology transfer fee plus an ongoing royalty. The royalty will be based on either a per measurement occurrence or a percentage of applicable revenues. Forefront's projections currently do not include any revenue from potential DELIVERY VERTIFACTION TECHNOLOGY Licensing.

Competition

Competition in the online advertising industry comes from three primary groups:
(1) rich media companies, (2) advertisement delivery / sales companies and (3) advertisement measurement companies. This is a young industry with a majority of its players being formed within the last two to three years. The growth of this industry has created opportunities for media and technology companies. Some of these companies are developing and testing a number of new banner advertising technologies, which are designed to make the traditional banner ad more flexible, advanced and effective. Generally referred to as "rich media," these ads incorporate an expanding array of animations, audio, pull down menus, pop-up boxes and interactivity. While some companies are developing this new banner technology, other companies are focusing on ad outsourcing and placement services and still others are creating new technologies to better track Internet advertisements.

The advertisement industry defines rich media as messages that contain more sophisticated programming than the "plain-vanilla" banner ads. The most popular form of rich media is Java applets, which can be read by browsers that are used by more than 90% of the Web users. The greatest problems experienced with rich media advertisements are that they are slow and unreliable, which keeps many Web sites from running rich media advertisements. Intellectual property rights

Forefront has filed for U.S. patent protection for a family of technologies that include its Instant On User Interface, CyberSpots, and DELIVERY VERTIFACTION technology. Forefront relies on acombination of copyright and trademark laws, trade secrets, software security measures, license agreements and nondisclosure agreements to protect its proprietary rights. Much of Forefront's proprietary information may not be secured by means of patent, copyright, domain registration, or trade or service mark. Our ability to enforce its rights will be critical to its success once it has established an identity and reputation with advertisers and Internet users. To date, Forefront has not received notification that its services or products infringe the proprietary rights of third parties. Third parties, however, could make such claims of infringement in the future. Forefront cannot be certain that others will not develop substantially equivalent or superseding proprietary technology, or that equivalent services will not be marketed in competition with its services, thereby substantially reducing the value of its proprietary rights. Furthermore, there can be no assurance that any confidentiality agreements between Forefront and its employees or any license agreements with its customers will provide meaningful protection for its proprietary information in the event of any unauthorized use or disclosure of such proprietary information.

Employees

As of June 30, 2001, Forefront had four full time employees and various independent contractors. Of these employees, one was classified as an executive officer. None of the employees are subject to a collective bargaining agreement. Subsequent to the fiscal year end, June 30, 2000, Forefront has broadened its marketing strategy from direct selling to include resellers. This change in strategy, as well as cash flow issues, resulted in a reduction in support personnel. Additionally, due to funding issues, several technical personnel have voluntarily resigned. Until funding is secured, Forefront will operate with a limited staff of fewer than ten full-time employees.


                                PLAN OF OPERATION
                                -----------------

     The following discussion and analysis should be read in conjunction with the financial statements in this registration statement.

     Forefront remains a development stage company with immaterial revenues and substantial general and administrative expenses, including expenses related to its clinical studies programs. Forefront's cash has been provided from its fund-raising activities, all of which have been conducted on a private basis to accredited investors. Forefront believes potential private placements, the agreement with May Davis, and an eventual registered public offering, if successful, will assist Forefront in meeting its cash needs, but there is no guarantee.

     These sporadic private placements are only to persons who are mostly, in management's opinion, accredited investors, and willing to assume the risk of loss of their entire investment, and management hopes that these subscriptions will continue. Forefront is seeking an underwriter to underwrite a public offering of securities, and has sporadic discussions with interested parties in New York, primarily, in the hope that one will be engaged.

     Forefront has not been able to substantially meet its cash needs during the past 12 months. In May , 2001, we entered into a equity credit line agreement with Spinneret Financial Systems, Ltd. Presented by May Davis Group, Inc., to sell $10 million of Forefront's common stock. These funds will be used to further develop our products, working capital, and for acquisitions, alliances and other corporate opportunities. After the U.S. Securities & Exchange Commission has declared effective a registration statement, each month we anticipate recognizing proceeds from our agreement relating to May Davis. Other terms and conditions apply.

     We hope to generate revenue from licensing fees, creative production fees and a technology license based on a cost-per-play model. We plan to produce and distribute CyberSpot production software that will enable global production of CyberSpots by advertisers, agencies and web development firms. Forefront plans to license its family of technologies within the U.S., Asia and Europe.

     Forefront revenue model currently focuses on four distinct revenue drivers:
(1) the development of CyberSpot ads; (2) the delivery of CyberSpot ads; (3) CyberSpot enterprise licensing; and (4) DELIVERY VERTIFACTION TECHNOLOGY licensing. Each revenue driver has associated variable expenses. Ad production variable costs are comprised entirely of human resources. A certain number of personnel are needed to produce and test each ad. DELIVERY VERTIFACTION TECHNOLOGY variable costs are also comprised entirely of human resources. The DELIVERY VERTIFACTION TECHNOLOGY team will be responsible for marketing the DELIVERY VERTIFACTION technology and identifying additional applications for the technology. The CyberSpot per play variable cost is comprised of the fee charged by the ad delivery strategic partner. Development of the toolkit is the largest expense item included in the operating expenses. Executive and operational team salaries and benefits, CyberSpot licensee technical support, legal fees and advertising also account for a significant portion of the operating expenses.

     Forefront has recognized no revenue but has contracts, orders, and letters of intent from customers. In addition, Forefront is presently producing commercial spot advertisements that may generate future revenue. Revenue recognition in the calendar year 2001 will depend upon the status of the projects at that time and the applicable revenue recognition accounting standards.

     For the year ended June 30, 2000, Forefront expended approximately $4,500,000 compared to spending of $20,000 for the period July 13, 1998 since the inception through June 30, 1999. During both periods the expenses were administrative in nature. On an ongoing basis, Forefront expects to incur expenses typical to an OTC Bulletin Board entity, including accounting fees, legal fees, filing fees and transfer agent fees. Forefront has five full time employees, with the subsidiary Forefront Tech absorbing all personnel and indirect costs.

     Forefront and subsidiary Forefront Tech individually financed their operations to date with a series of Regulation D offerings of their respective shares of capital stock, generally for cash. The combined operations had net working capital deficit of $1,770,000 at June 30, 2000. The current liabilities of $1,851,000 at June 30, 2000, include $500,000 of bridge financing from a shareholder group, $106,000 of bridge financing from two company founders, and accounts payable of $826,733.

     Forefront's estimated monthly cash requirements approximate $75,000. This amount may decrease as revenue is generated. However, like most other development stage companies, Forefront Tech and Forefront may not generate cash from operations for a number of quarters, if at all. Forefront has experienced severe cash flow deficiencies starting in June 2000.

     As discussed in more detail under "Risk Factors", Forefront is in immediate need of capital due to significant cash flow deficiency and may not continue as a going concern.

     In recognition of this issue, Forefront is continually searching for sources of additional financing and pursuing venture capital investors. Although the competition for funding is strong, Forefront believes it has unique, protectable technology. It also believes its public status will be appealing for potential venture capital investors to execute their respective exit strategies. Should Forefront be unable to continue as a going concern, the assets and liabilities listed in the accompanying financial statements would require restatement on a liquidation basis, which would differ materially from the values as a going concern.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
                 ----------------------------------------------

The following transactions are believed by Management to be on terms as fair to Forefront as those Forefront could have obtained from unrelated third parties and arms-length negotiations.

David Kennedy, a Director, is an owner of a company named Technology & Dispute Resolution Consulting, Inc. . On October 20, 1999, Forefront entered into an agreement with Technology Dispute Resolution, Inc., for it to provide us professional services for marketing and business plan expenses. During the fiscal year ended June 30, 2000, the total cost incurred under this agreement was $430,743.

Rising Solutions, Inc., operated by a son of Santu Rohatgi, and which was co-founded by Santu Rohatgi, and owned by him and our President, is the primary lessee of the current offices sub leased by Forefront. The primary lease is personally guaranteed by Mr. Santu Rohatgi. Rising Solutions, Inc., is a selling shareholder hereunder.

We have loans from two shareholders for $50,000 and $56,000, respectively, for a total of $106,000. All notes bear annual interest at 9.5% per year and each note is due 12 months from the note agreement dates. At June 30, 2000, interest expense approximated $300. One portion of the accounts payable, $318,243 at June 30, 2000, is payable to a Forefront Tech consulting firm founded by a director of Forefront. This consulting has been in the areas typical to a development stage company and has included assistance with business plan development, pricing models, and intellectual property. These services were contracted for in the ordinary course of business, prior to the director being appointed to Forefront's board of directors, and management believes the pricing and terms were as favorable as that which could have been obtained from an independent third party.

Forefront has entered into an agreement with CyberQuest Group, Inc., a related party, for certain professional services related to the development of Forefront's technologies. The companies are related through common ownership and control. Costs incurred under this agreement at June 30, 2000 approximated $781,349, and at the balance sheet date, Forefront has accounts receivable from CyberQuest Group, Inc. of $55,826. This agreement was terminated on December 12, 1999 by both parties.

Forefront also purchased certain fixed assets and rented other property from CyberQuest during the fiscal year ended June 30, 2000 in the amount of $60,000 and $5,400, respectively. The Company engaged the professional services of a firm owned by a member of the Board of Directors for marketing and business plan expenses. Total costs incurred for the year ended June 30, 2000 were $430,743 of which $318,243 is unpaid as of June 30, 2000.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
            --------------------------------------------------------

Our common stock initially began trading on the Over-the-Counter Bulletin Board)
 under the symbol "ANYX" on February 24, 2000. Forefront's name change from Anyox Resources to Forefront, Inc. was effective May 30, 2000, and Forefront's common stock began trading under its new symbol "FFNT" on June 6, 2000. In January, 2001, Forefront undertook a one for five reverse stock split of its common stock, and in conjunction with the split, the symbol was changed, to the current symbol FOFR. The first table sets forth the range of the high and low bid prices for the first quarter, covering the period of February 24, 2000 through March 31, 2000, as quoted by the Nasdaq Trading and Market Services. The second table sets forth the range of high and low sales prices of Forefront's common stock, as quoted by FinancialWeb.com for the second quarter, covering the period of April 1, 2000 to June 30, 2000. The third table sets forth the range of high and low bid prices for the quarters ended September 30, 2000, and December 31, 2000 and March 31, 2001. All figures included in the tables have been adjusted for presentation to reflect the one for five reverse stock split in January, 2001. Quotations in tables 1 and 3 are believed to reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. To the extent that Forefront is unable to determine a bid price on a quarterly date, the prices below are determined on the closest date available to Forefront:

TABLE  1:

                                       High         Low
                                    ---------------------

2/24/00 - 3/31/00                    $3.4625      $1.25

TABLE  2:
---------

                                       High         Low
                                    ---------------------
4/1/00 - 6/30/00                     $  2.850     $0.45

TABLE  3:
---------

                                       High         Low
                                    ---------------------

7/1/00  - 9/30/00                     $3.99       $2.02
10/1/00 - 12/31/00                    $3.71       $ .77
1/1/01  - 3/31/01                     $.3177      $.125
4/1/01  - 4/30/01                     $.14        $.05
5/1/01  - 5/31/01                     $.26        $.07
6/1/01  - 6/30/01                     $.16        $.06
7/1/01  - 7/31/01                     $.03        $.04

On May 30, 2001, Forefront's common stock was held by approximately 200 shareholders of record and by indeterminate number of investors through nominee or street name accounts with brokers.

Forefront has not paid dividends in prior years and has no plans to pay dividends in the near future. Any payment of dividends would depend upon Forefront's pattern of growth, profitability, financial condition, and such other factors as the Board of Directors may deem relevant.

                                  LEGAL MATTERS
                                  -------------

Law Offices of Richard Rossi, P.A., will give an opinion for us regarding the stock offered in this prospectus.

                                     EXPERTS
                                     -------

CHRISTOPHER, SMITH, LEONARD, BRISTOW, STANELL & WELLS, P.A. independent certified public accountants, have audited our consolidated financial statements at June 30, 2000 and for the year then ended as set forth in their included report. The 1999 financial statements were audited by other auditors' whose report dated September 27, 1999 expressed an unqualified opinion on those statements. We have included our consolidated financial statements in the registration statement , in reliance on their report given their authority as an expert in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION
                       -----------------------------------

We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission in connection with this offering. This prospectus does not contain all of the information set forth in the registration statement, as permitted by the Rules and Regulations of the Securities and Exchange Commission. Whenever reference is made in this prospectus to any contract or other document of ours, the reference may not be complete and you should refer to the exhibits that are part of the registration statement for a copy of the contract or document.

We also file annual, quarterly and current reports and other information with the Securities and Exchange Commission. You may read and copy any report or document we file, and the registration statement, including the exhibits, may be inspected at the Securities and Exchange Commission's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from the SEC's website at: http://www.sec.gov.
                                                         ------------------

                                TABLE OF CONTENTS
                                -----------------


                                                                       PAGE
                                                                       ----

FINANCIAL STATEMENTS:

  CONSOLIDATED BALANCE SHEETS                                          F-1

  CONSOLIDATED STATEMENTS OF OPERATIONS                                F-3

  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY                      F-4

  CONSOLIDATED STATEMENTS OF CASH FLOWS                                F-6

NOTES TO FINANCIAL STATEMENTS                                       F-7 - F-16

                            FOREFRONT, INC. AND SUBSIDIARY
                      (FORMERLY KNOWN AS ANYOX RESOURCES, INC.)
                           (A DEVELOPMENTAL STAGE COMPANY)
                        UNAUDITED CONSOLIDATED BALANCE SHEETS


                                                      March 31, 2001   June 30, 2000
ASSETS

Current Assets
   Cash                                                        5,260           3,615
   Accounts Receivable                                         5,000             -0-
   Accounts Receivable - Employee                             38,431             -0-
   Due from Related Party                                     55,826          55,826
   Employee Advances and Loans                               183,119             -0-
   Prepaid Expenses                                          320,558          21,734
   Shareholder Receivable                                     28,422             -0-
   Accrued Interest Receivable                                 2,946             -0-
                                                      ---------------  --------------

   Total Current Assets                                      639,562          81,175
                                                      ---------------  --------------

Property and Equipment, Net                                  254,119         628,583
                                                      ---------------  --------------

Other Assets
   Goodwill - Net                                          5,196,027       7,091,997
   Deposits                                                    2,655           7,577
   Loan Cost                                                  27,000             -0-
   Capitalized Software Costs
      Less Accumulated Amortization of $53,075                54,812          74,916
      and $74,916 respectively
   Patent Rights
      Less Accumulated Amortization of $72,499                     0          38,822
      and $38,822 respectively
                                                      ---------------  --------------
Total Other Assets                                         5,280,494       7,213,312
                                                      ---------------  --------------

TOTAL ASSETS                                               6,174,175       7,923,070
                                                      ===============  ==============


LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Accounts Payable                                          755,429         508,490
   Accounts Payable - Related Party                          355,743         318,243
   Accrued Liabilities                                       891,920         172,572
   Current Portion of Capital Leases                          47,022          54,626
   Current Portion of Long Term Debt                         119,881         191,686
   Notes Payable - Convertible Debentures                    130,000             -0-
   Notes Payable                                             500,000         500,000
   Notes Payable - Related Party                             212,663         106,000
                                                      ---------------  --------------

Total Current Liabilities                                  3,012,658       1,851,617
                                                      ---------------  --------------


                                      F - 1

                            FOREFRONT, INC. AND SUBSIDIARY
                      (FORMERLY KNOWN AS ANYOX RESOURCES, INC.)
                           (A DEVELOPMENTAL STAGE COMPANY)
                        UNAUDITED CONSOLIDATED BALANCE SHEETS


LONG TERM LIABILITIES
   Long Term Debt                                            270,000             -0-
   Long Term Capital Lease Liability                             -0-             -0-
   Commitments and Contingencies - Note 5                        -0-             -0-
                                                      ---------------  --------------

Total Long Term Liabilities                                  270,000             -0-
                                                      ---------------  --------------

Stockholders' Equity (Deficit)
   Class A - Preferred Stock, $0.001 par value,
     200,000 shares authorized, issued and
     outstanding 1,000,000 shares                                200             200
Stock Options                                                130,938
Common Stock, $0.001 par value, 200,000,000
   shares authorized, 18,283,591 shares issued
   and outstanding, and 15,090,011 outstanding,
   respectively                                               18,284          15,091
Additional Paid In Capital                                 8,472,940       8,070,386
   Deficit accumulated during the development stage       (5,730,845)     (2,014,224)
                                                      ---------------  --------------

Total Stockholders' Equity (Deficit)                       2,891,517       6,071,453
                                                      ---------------  --------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                 6,174,175       7,923,070
                                                      ===============  ==============

                              FOREFRONT, INC. AND SUBSIDIARY
                         (FORMERLY KNOWN AS ANYOX RESOURCES, INC.)
                              (A DEVELOPMENTAL STAGE COMPANY)
                           CONSOLIDATED STATEMENTS OF OPERATIONS


                                            FOR THE THREE MONTHS ENDED      INCEPTION TO
                                         MARCH 31, 2001   MARCH 31. 2000   MARCH 31, 2001
REVENUE
  Sales                                             -0-                            20,831
  Interest                                          -0-                             6,916
  Other Income                                    7,921              -0-            7,921
                                         ---------------  ---------------  ---------------

Total Revenue                                     7,921              -0-           35,668
                                         ---------------  ---------------  ---------------

EXPENSES
  Selling, General and Administrative           358,542            3,894        4,103,209
  Research and Development                          -0-                         1,307,340
  Depreciation and Amortization                 694,911                         2,746,026
                                         ---------------  ---------------  ---------------

Total Expenses                                1,053,453            3,894        8,156,575
                                         ===============  ===============  ===============


OTHER INCOME
  Gain (Loss) on Disposition of Assets         (105,097)             -0-         (113,553)
                                         ---------------  ---------------  ---------------


NET (LOSS) BEFORE MINORITY SHARE             (1,150,629)          (3,894)      (8,234,460)

LESS:  MINORITY SHARE OF OPERATIONAL
  LOSSES                                                                        2,503,615

NET (LOSS)                                   (1,150,629)          (3,894)      (5,730,845)
                                         ===============  ===============  ===============

BASIC AND FULLY DILUTED LOSS PER SHARE              (01)             (00)

WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING                         24,076,037       10,028,500
                                         ===============  ===============

                               (FORMERLY KNOWN AS ANYOX RESOURCES, INC.)
                                    (A DEVELOPMENTAL STAGE COMPANY)
                                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                            FOR THE THREE MONTHS ENDED MARCH 31, 2001, 2000


                                                        FOR THE THREE MONTHS ENDED       INCEPTION TO
                                                      March 31, 2001   March 31, 2000   March 31, 2001
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss                                                  (1,150,629)          (3,894)      (8,234,460)
Adjustment to reconcile net loss to net cash
   used in operating activities                             (105,097)             -0-         (105,097)
Minority interest in net loss of consolidated
   subsidiary - net of capital                                   -0-              -0-        1,222,385
Depreciation and Amortization                                821,140              -0-        2,872,255
Loss on disposition of assets                                105,097              -0-          113,553
Expenses in-kind                                                 -0-              -0-            3,300
   Changes in operating assets & liabilities
   Decrease and (increase) in due from related party           2,395              -0-          (55,826)
   Increase in accounts receivable                           (22,600)             -0-          (43,431)
   Increase in prepaid expenses                             (320,557)             -0-         (320,557)
   Increase in employee advances & loans                     (76,220)             -0-         (183,119)
   Increase in deposits                                          -0-              -0-           (2,654)
   (Decrease) and increase in accounts payable               (32,672)            (813)       1,048,209
   Increase in accrued liabilities                           162,077              -0-          896,065
   Increase in accounts payable - related party                7,500            3,000            7,500
Decrease in accrued interest                                     -0-              -0-           (3,124)
                                                      ---------------  ---------------  ---------------

Net cash (used) provided in operating activities            (609,566)          (1,707)      (2,785,001)

CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures                                           -0-              -0-         (405,646)
   Intangible asset expenditures                                 -0-              -0-         (179,416)
                                                      ---------------  ---------------  ---------------

Net cash (used) in investing activities                            0              -0-         (585,062)

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from notes payable                               243,000              -0-        1,063,000
   Payments on long-term debt                                 (2,995)             -0-          (27,778)
   Capital lease payments                                     (7,000)             -0-          (28,129)
   Issuance of common stock                                    2,868              -0-          248,830
   Capital contribution                                      370,394              780          370,394
Cost of Capital                                                  -0-              -0-          (15,000)
   Proceeds from equity investors net of issue costs             -0-              -0-        1,761,611
   Other financing activities                                    -0-              -0-              -0-
                                                      ---------------  ---------------  ---------------

Net cash provided by financing activities                    606,267              -0-        3,372,928

NET INCREASE (DECREASE) IN CASH                               (3,299)            (927)           5,260
Cash - beginning of period                                     8,559             1283              -0-
                                                      ---------------  ---------------  ---------------

CASH - END OF PERIOD                                           5,260              356            5,260
                                                      ===============  ===============  ===============

NON-CASH  OPERATING  ACTIVITIES
-------------------------------
For the quarter ended March 31, 2001, Forefront issued 1,371,877 shares of stock for services to be provided to the Company in the future.

For the quarter ended March 31, 2001, Forefront issued 1,142,860 shares of stock for equity financing.

                          FOREFRONT, INC. AND SUBSIDIARY
                    (FORMERLY KNOWN AS ANYOX RESOURCES, INC.)
                         (A DEVELOPMENTAL STAGE COMPANY)
            CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                    FOR THE THREE MONTHS ENDED MARCH 31, 2001


                                               COMMON STOCK       PREFERRED STOCK
                                          ----------------------  ---------------
ADDITIONAL PAID IN CAPITAL                   SHARES      AMOUNT   SHARES   AMOUNT
--------------------------                ------------  --------  -------  ------
Balance December 31, 2000                  77,528,055    77,529   200,000     200
8,100,265

Adjust December 2000 stock balance
to include stock that was issued but not
recorded                                   38,802,875    38,802
54,691

Forefront, Inc. had a 5/1 Reverse Split   (94,275,416)  (94,275)


Common Shares Issued in Private
Placement January, 2001                     2,656,200     2,656
1,143

Cancellation of Common Shares
issued in Private Placement                (7,800,000)   (7,800)
0

Common Shares Issued in Private
Placement February 2001                       800,000       800
236,720

Common Shares Issued in Private
Placement March 2001                          160,000       160
24,832

Common Shares Issued in Private
Placement March 2001                          140,000       140
19,824

Common Shares Issued in Private
Placement March 2001                          121,877       122
7,490

Common Shares Issued in Private
Placement March 2001                          150,000       150
27,975                                    ------------  --------  -------  ------


Net Operating Loss

TOTALS                                     18,283,591    18,284   200,000     200
                                          ============  ========  =======  ======
8,472,940
200

                            FOREFRONT, INC. AND SUBSIDIARY
                      (FORMERLY KNOWN AS ANYOX RESOURCES, INC.)
                           (A DEVELOPMENTAL STAGE COMPANY)
              CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                      FOR THE THREE MONTHS ENDED MARCH 31, 2001


                                   DEFICIT ACCUMULATED
                  ADDITIONAL           DURING THE
               PAID IN CAPITAL     DEVELOPMENTAL STAGE
             --------------------  -------------------
                     8,100,265             (4,580,216)


                       54,691


                       1,143


                           0


                     236,720


                      24,832


                      19,824


                       7,490


                      27,975
             --------------------  -------------------
                                           (4,580,216)

                                           (1,150,629)
                                   -------------------

                   8,472,940               (5,730,845)
             ====================  ===================

                                 FOREFRONT, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
                                 March 31, 2001

                      (Unaudited - Prepared by Management)


1.     ORGANIZATION

The Company was incorporated under the laws of the State of Nevada on July 13, 1998, with the authorized common shares of 200,000,000 shares at $0.001 par value. Although the Company was organized for the purpose of acquiring and developing mineral properties, it disposed of its mineral properties and acquired 57% of Web Partners, Inc. during March 2000, and the remaining 43% in May 2000. WEB PARTNERS, INC., a Florida Corporation formed in September 1998, is a development-stage company with its core business focused on the research and development of new web-based technologies. As part of the merger transaction, Web Partners Inc. was dissolved into Forefront Technologies, Inc. and a new Nevada corporation was simultaneously formed and carries on in place of Web Partners, Inc Since its inception, the Company has completed a series of Regulation D offerings of 12,028,500 shares of its capital stock for cash. In March 2000 it exchanged 4,000,000 shares of stock for its 57% interest in WEB PARTNERS, INCIn addition, 4,000,000 shares were returned to treasury in March 2000 and canceled. In May, 2000 the Company issued 3,024,754 shares for the remaining 43% of WEB PARTNERS, INCIn August 2000, the Company issued 4,500,000 shares in two separate transactions that were never funded. The 4,500,000 shares were returned and canceled in October 2000. On November 16, 2001 Forefront completed a Five-For-One forward stock split resulting in tax issuance of 61,360,044 shares. Authorized common shares were increased to 800,000,000 shares. On January 09, 2001, Forefront announced a Five-For-One reverse stock split resulting in a decrease of issued/outstanding shares to 23,568,854. The authorized common shares were decreased to 200,000,000 shares. Forefront issued 2,514,737 shares in the past quarter as compensation to various companies and individuals for services to the company.

2.     BASIS  OF  PRESENTATION

The accompanying unaudited balance sheets of Forefront, Inc., a development stage company, and the unaudited statements of operations and unaudited statements of cash flow for the three months ended March 31, 2001 and 2000 have been prepared by Forefront's management and they do not include all information and notes to the financial statements necessary for a complete presentation of the financial position, results of operations,

                                 FOREFRONT, INC.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                 March 31, 2001

                      (Unaudited - Prepared by Management)


and cash flows in conformity with generally accepted accounting principles. In the opinion of management, all adjustments considered necessary for a fair presentation of the results of operations and financial position have been included and all such adjustments are of a normal recurring nature.

Operating results for the quarter ended March 31, 2001, are not necessarily indicative of the results that can be expected for the year ending June 30, 2001, in part because of serious cash flow deficiencies Forefront experienced during the past several months.

3.     SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES

Accounting  Methods

Forefront and Web Partners , now Forefront Technologies, recognize income and expenses based on the accrual method of accounting. Forefront Tech - Web Partners Inc. revenue recognition practices will conform to appropriate software revenue recognition standards.

Dividend  Policy

The  Company  has  not  yet  adopted  a  policy  regarding payment of dividends.

Income  Taxes

On June 30, 2000, Forefront had a net loss carry forward of $4,517,839. These losses, in addition to current period losses of $3,716,621 will be available to offset income in future years. Forefront has fully reserved the tax benefit of these losses. As part of the acquisition of 57% of the outstanding stock of WEB PARTNERS, INC. on March 15, 2000, the

                                 FOREFRONT, INC.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                 March 31, 2001

                      (Unaudited - Prepared by Management)


Company also has available approximately $2,205,000 of net operating loss carry forwards that are subject to certain annual limitations under Internal Revenue Code. These losses were incurred prior to the ownership change.

Loss  per  Share

Loss per share amounts are computed based on the weighted average number of shares actually outstanding using the treasury stock method in accordance with FASB Statement No. 128.

Foreign  Currency  Translation

Part of the transactions of the Company in 2000 and 1999 were completed in Canadian dollars and have been translated to US dollars as incurred, at the exchange rate in effect at the time, and therefore, no gain or loss from the translation is recognized. All WEB PARTNERS, INC. transactions have been in US dollars.

4.     GOING  CONCERN

The Company and Forefront Tech will need additional working capital to be successful in its planned activity and therefore continuation of Forefront as a going concern is dependent upon obtaining additional working capital. Management of Forefront and Forefront Tech have developed a strategy, which it believes will accomplish this objective through additional equity funding, and long term financing, which will enable Forefront and Forefront Tech to operate for the coming years. Due to the market conditions, this strategy has been slow in execution, and accordingly, the Company has run out of cash.

                                 FOREFRONT, INC.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                 March 31, 2001

                      (Unaudited - Prepared by Management)


As discussed in more detail under "Managements Discussion and Analysis", the Company is in immediate need of capital due to significant cash flow deficiency and may not continue as a going concern. Forefront has no cash to run its operation. In short, the Company requires an immediate cash infusion or may have to suspend operations, with one alternative being to seek protection under the appropriate Federal Bankruptcy procedures. Should Forefront be unable to continue as a going concern, the assets and liabilities listed in the accompanying financial statements would require restatement on a liquidation basis , which would differ materially from the values as a going concern.

5.     COMMITMENTS  AND  CONTINGENCIES

As part of the merger agreement with Web Partners, Inc. on May 25, 2000, the Company is obligated to make its best efforts to implement a stock option plan and match, in similar terms, the options previously available to Web Partners, Inc. shareholders and vendors approximating 2,041,000 options. The Web Partners plan was terminated at the merger date. Forefront has not yet completed the required Securities and Exchange Commission filings as of the balance sheet date. Accordingly, no new options have been granted. This contingency may affect the reported acquisition costs of Web Partners, Inc. in the future when the stock option grants are issued.

ITEM  2.  MANAGEMENT'S  DISCUSSION  AND  ANALYSIS


This Form 10-QSB contains forward-looking statements. The words "anticipate", "believe", "expect", "plan", "intend", "estimate", "project", "could", "may", "foresee", and similar expressions identify forward-looking statements that involve risks and uncertainties. You should not place undue reliance on forward-looking statements in this Form 10-QSB because of their inherent uncertainty. The following discussion and analysis should be read in conjunction with the Financial Statements and Notes thereto and other financial information included in this Form 10-QSB and our Form 10-KSB filed November 14, 2000. Actual results could differ materially from the results discussed in the forward-looking statements.

Plan  of  Operation  -  Background

Forefront, Inc. , was formerly named Anyox Resources, Inc. . Anyox, a Nevada corporation, was formed in 1998 and operated as an early development state company until March 2000 when it acquired 57% of Web Partners, Inc. , a Florida corporation. The remaining 43% minority interest was subsequently acquired in May 2000. At that time, WEB PARTNERS, INC. was merged into a subsidiary of Anyox; Forefront Technologies, Inc. which took on the assets, liabilities and business of WEB PARTNERS, INC. Anyox changed its name to Forefront, Inc. At that time, Forefront Tech

                                 FOREFRONT, INC.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                 March 31, 2001

                      (Unaudited - Prepared by Management)


formerly Web Partners, Inc. was an early development stage company, which was formed in September 1998 and began operations in August 1999. Forefront Tech's core business is focused on the research and development of new web-based technologies. Forefront Tech also provides creative production services in connection with developing online 30-second commercial spot advertisements. Forefront Tech had accumulated approximately $4,517,839 in deficits through June 30, 2000. Due to minority interest accounting, the Company reported only $2,014,224 of this accumulated deficit at June 30, 2000.

The major spending areas comprising the approximately $4,500,000 of Forefront Tech deficits at June 30, 2000 include advertising expenses of $162,000 and other selling, general, and administrative expenses of $2,500,000, research and development cost approximated $1,200,000 and depreciation and amortization $624,000.

Forefront Tech's technology toolkit is designed to deliver a complete online advertising platform. The toolkit is comprised of a 30-second online commercial spot system, called a CyberSpot, and is in the process of completing an audience measurement and commercial delivery verification system, called Delivery Verification Technology . CyberSpots are Web-based interactive multi-media commercial spots , which use Forefront Tech's Instant On User Interface technology , which enables the spot to reach the audience quickly and with minimal disruptions. DELIVERY VERTIFACTION Technology provides an online advertising measurement system that verifies audience reach and spot delivery.

Forefront Tech intends to generate revenue from licensing fees, creative/production fees and a technology license based on a cost-per-play model. Forefront Tech plans to produce and

                                 FOREFRONT, INC.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                 March 31, 2001

                      (Unaudited - Prepared by Management)


distribute CyberSpot production software that will enable global production of CyberSpots by advertisers, agencies and web development firms. WEB PARTNERS, INC. plans to license its family of technologies within the U.S., Asia and Europe.

Forefront Tech's revenue model currently focuses on four distinct revenue drivers: (1) the development of CyberSpot ads; (2) the delivery of CyberSpot ads; (3) CyberSpot enterprise licensing; (4) CyberSpot reseller licensing; and
(5) Delivery Verifaction Technology licensing.

Each revenue driver has associated variable expenses. Ad production variable costs are comprised entirely of human resources. A certain number of personnel are needed to produce and test each ad. The CyberSpot per play variable cost is comprised of the fee charged by the ad delivery strategic partner. DELIVERY VERTIFACTION TECHNOLOGY variable costs are also comprised entirely of human resources. The DELIVERY VERTIFACTION TECHNOLOGY team will be responsible for marketing the DELIVERY VERTIFACTION TECHNOLOGY technology and identifying addition applications for the technology. Development of the toolkit is the largest expense item included in the operating expenses. Executive and operational team salaries and benefits, CyberSpot licensee technical support, legal fees and advertising also account for a significant portion of the operating expenses.

Results  of  Operations:

     Revenue

The Company was involved in the exploration and development of mineral properties. Since inception the property has

                                 FOREFRONT, INC.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                 March 31, 2001

                      (Unaudited - Prepared by Management)


generated no revenue and the property was never developed because of the lack of financing. The Company's future revenue stream is based on its 100% owned subsidiary Forefront Tech. Forefront Technologies has begun producing revenue however, revenues are still not sufficient to cover operating expenses. Forefront Tech has contracts and orders from customers. In addition, Forefront Tech is presently producing commercial spot advertisements that may generate future revenue. The Email Advertising Channel looks promising as a revenue source for CyberSpot. Recently published research indicates that email is the most effective Internet advertising vehicle. CyberSpot is particularly well suited for email advertising because CyberSpot opens automatically in many email clients and requires no player, unlike other rich media products. Revenue recognition in 2001 and beyond will depend upon the status of the projects at that time and the applicable revenue recognition accounting standards.

     Expenses

For the three months ended March 31, 2001, Forefront and Forefront Tech have recognized expenses of approximately $1,053,453 compared to spending of $3,894 for the period three months ended March 31, 2000. The company and its subsidiary have four full time employees, with Forefront Tech absorbing all personnel and indirect costs.

Although Web Partners, Inc., now Forefront Technologies, Inc. was organized in 1998, it did not start meaningful operations until July 1999. Personnel and personnel related costs were $172,079 in 2001 and $446,723 in 2000. Although cash flow shortfalls caused the Company to curtail operations during this quarter, it continued to accrue payroll and payroll related expenses for employees who chose to continue to work and accept payment at a later date.

                              FOREFRONT TECH, INC.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                 March 31, 2001

                      (Unaudited - Prepared by Management)


The employees worked at their own will while continuing to look for employment elsewhere. Legal, accounting, and other professional consulting fees were $161,619 in 2001 and $44,472 in 2000. In addition, Forefront recognized approximately $694,911 of depreciation and amortization in 2001, and $708,088 in 2000. The $694,911 consists principally of the amortization of goodwill related to the acquisition of Forefront Tech/WEB PARTNERS, INCThe selling, general and administrative expenses were $358,542.

     Liquidity  and  Capital  Resources

Forefront and WEB PARTNERS, INC. individually financed their operations to date with a series of Regulation D offerings of their respective shares of capital stock, generally for cash. Forefront's March 2000 private placement was for 2,250,000 at $0.85 per share with proceeds of $1,912,500. Prior to the merger, WEB PARTNERS, INC. raised $500,000 in the form of bridge financing from a shareholder group. Forefront and the shareholder group have agreed that this bridge loan, having no stated interest rate, will be paid back upon Forefront raising $3.1 million in capital. The Company has raised a total of $270,000 by issuing convertible corporate debentures with stock warrants from the May Davis Group. The May Davis Group has also committed to fund Forefront via an equity financing agreement a total amount of $10 million within a 30 month period following the approval of the SB-2 filed with the Securities and Exchange commission.

                                 FOREFRONT, INC.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                 March 31, 2001

                      (Unaudited - Prepared by Management)


The combined operations had a net working capital deficit of $2,891,517 at March 31, 2001. The current liabilities of $3,012,658 at March 31, 2001 include $500,000 of past due bridge financing from a shareholder group, $190,000 of bridge financing from two company founders, $30,000 of bridge financing from a director and a business associate of a director. It also includes $355,743 payable to a Forefront Tech consulting firm founded by this same director. This consulting has been in the areas typical to a development stage company and has included assistance with business plan development, pricing models, and intellectual property. These services were contracted for in the ordinary course of business, prior to the director being appointed to Forefront's board of directors, and management believes the pricing and terms were as favorable as that which could have been obtained from an independent third party.

Also included in other liabilities at March 31, 2001 was $891,920 of payroll related liabilities. The Company has been unable to fund employee payrolls since early July, 2000, but continues to accrue payroll for those employees continuing to work and for employees with contractual obligations.

                                 FOREFRONT, INC.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                 March 31, 2001

                      (Unaudited - Prepared by Management)


Forefront's estimated monthly cash requirements approximate $125,000. However, like most other development stage companies, Forefront Tech has generated minor revenues and Forefront may not generate enough revenues from operations for a number of quarters to fund its operations. Forefront experienced severe cash flow deficiencies starting in June 2000 and effectively ran out of money during the summer of 2000.

The Company is in immediate need of capital due to significant cash flow deficiency and may not continue as a going concern. Forefront has no cash to run its operation. Each week it continues to build up additional past due payroll and vendor liabilities. In short, Forefront requires an immediate cash infusion or may have to suspend operations, with one alternative being to seek protection under the appropriate Federal Bankruptcy procedures. In the company goes into Chapter 11, existing shareholder investments may be diluted substantially or be completely lost through satisfaction of creditor claims. If a Chapter 11 reorganization is not successful, Forefront may be forced into Chapter 7, in which case shareholders may lose their investment completely.

In recognition of this issue, Forefront is continually searching for sources of additional financing and pursuing venture capital investors. Although the competition for funding is strong, the Company believes it has unique, protectable technology. It also believes its public status will be appealing for potential venture capital investors to execute their respective exit strategies. Should the Company be unable to continue as a going concern, the assets and liabilities listed in the accompanying financial statements would require restatement on a liquidation basis, which would differ materially from the values as a going concern.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM  24.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

The statutes, charter provisions, bylaws, contracts or other arrangements under which controlling persons, directors or officers of the registrant are insured or indemnified in any manner against any liability which they may incur in such capacity are as follows:

     (a) Section 78.7502 of the Nevada Business Corporation Act, as may be amended or replaced, provides that each corporation shall have the following powers:

          1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner , which he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, or itself create a presumption that the person did not act in good faith and in a manner , which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

          2. A corporation may indemnify any person who was or is a party or is threatened to be made party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction, determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

          3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

          4. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agents is proper in the circumstances. The determination must be made:

               (a)  By  the  stockholders;

               (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;

               (c) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel, in a written opinion; or

               (d) If a quorum consisting of two directors were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

          5. The certificate or articles of incorporation, the bylaws or an agreement made by the corporation may provide, as may be amended from time to time, that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

          6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

               (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the certificate or articles of incorporation or any bylaw, agreement, vote of stockholders of disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

               (b) Continues for a person who has ceased to be a director officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

          7. The registrant's articles of incorporation limit liability of its officers and directors to the full extent permitted by the Nevada Business Corporation Act.

ITEM  25.  OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION.

     The Company estimates that its expenses in connection with this Registration Statement will be as follows:

SEC  registration  fee . . . . . . . . . . . .    $4,000
Legal  fees  and  expenses . . . . . . . . . .    $150,000
Accounting fees and expenses . . . . . . . . .    $5,000
Miscellaneous . . . . . . . . . . . . . . . .     $10,000

                                                  ========
                                                  $169,000

ITEM  26.   RECENT  SALES  OF  UNREGISTERED  SECURITIES

From time to time we have issued shares in private transactions or private placements intending to meet the requirements of one or more exemptions from registration. In addition to any noted exemption below, we relied upon Section 4(2) of the Securitiies Act of 1933, as amended ("Act"), given the transactions did not involve public solicitation or advertising, and the securities issued bore a restricted legend thereon as "restricted securities."

As to the Section 4(2) transactions, Forefront relied upon Section 4(2) of the Securities Act of 1933, as amended. The investors were not solicited through any form of general solicitation or advertising, the transactions being non-public offerings, and the sales were conducted in private transactions where the investor identified an investment intent as to the transaction without a view to an immediate resale of the securities; the shares were "restricted securities" in that they were both legended with reference to Rule 144 as such and stop transfer orders were placed with the transfer agent, and the investors identified they were sophisticated as to the investment decision and in most cases Forefront reasonably believed the investors were "accredited investors" as such term is defined under Regulation D. Forefront made this belief based upon statements and information supplied to it in writing and verbally in connection with the transactions.

In March 2000, Forefront concluded a private placement offering of its Common Stock. On completion of the offering, a total of 2,250,000 shares of its Common Stock were issued at $0.85 per share for total proceeds of $1,912,500.00. The investors are believed to be accredited investors who reside outside of the United States.

In March 2000, the Company entered into a Share Exchange Agreement with Web Partners, Inc. and two of its primary shareholders, Messrs, Gray and Wade. The Agreement provided for the Company to acquire WEB PARTNERS, INC. Under the Agreement, Messrs. Gray and Wade each exchanged 1,000,000 shares of their WEB PARTNERS, INC. stock for 2,000,000 shares of restricted common stock of Forefront, 4,000,000 total shares.

In May 2000, as part of the Share Exchange Agreement and Agreement and Plan of Merger between Forefront and WEB PARTNERS, INC., Forefront exchanged its Common Stock for the remaining Common Stock of WEB PARTNERS, INC. Each share of WEB PARTNERS, INC. was exchanged for two shares of Forefront. Forefront issued a total of 6,947,254 shares of common stock to former shareholders of Web Partners, Inc., including Messrs, Gray and Wade.

In early 2000, we entered into an agreement involving the sale of 250,000 shares of stock to Albany Partners, an overseas accredited investor, with certain alleged registration rights, which would have required the shares to be included in this registration but for a default by the investor.

Since last year, in May and June, 2001, we sold a total of 3,933,384 shares for a total of $133,261, of which a total of 3,933,384 was sold to First National V.C.Group, 631 U.S. Hwy 1, Suite 405, Palm Beach Gardens, FL 33408 for $ 133,261 and a total of 787,402 shares were sold to Mark Gray for $100,000 debt cancellation, both purchasers being unrelated to the Company.

In addition investors were supplied with an offering document in the form of a minimum of a detailed business summary, and later, after the offerings were conducted under Forefront the publicly reporting company, access to SEC filings available from Forefront. Further, in most cases, subscription agreements and offering questionnaires were completed and signed and provided to Forefront by investors.

ITEM  27.  EXHIBITS
                              INDEX TO EXHIBITS

   No.     Description                                                           Page No.
---------  -----------                                                           --------
     2.1*  Share Exchange Agreement

    2.2**  Agreement and Plan of Merger

   3.1***  Amended and Restated Articles of Incorporation

 3.2*****  Amended and Restated Bylaws

 4.1*****  Specimen Stock Certificate for Shares of Common Stock of Forefront

   4.2***  Class A Preferred Stock Designation of Rights and Preferences

      5.1  Form of Opinion re: Legality of Law Offices of
           Richard Rossi, P.A.  (under Exhibit 23.1)

10.1*****  Technology & Dispute Resolution Consulting, Inc. Agreement

     10.2  Lease

10.3*****  Employment Contract with Santu Rohatgi

10.4*****  Employment Contract with Wyly Wade

10.5*****  Employment Contract with Mark Gray

     10.6  Equity Line of Credit Agreement with  Spinneret  Financial  Systems,
           Ltd.

     10.7  Registration Rights Agreement with Spinneret Financial  Systems, Ltd.


                                       32

     10.8  Form of Debenture, $250,000 funding.

     10.9  Registration Rights Agreement form as to $250,000 funding.

    10.10  Form of Warrant by Company.

    10.11  Placement Agreement with May Davis Group as to Equity Line of Credit

     23.1  Consent of Experts and Counsel- Consent of Counsel

     23.2  Consent of Experts and Counsel- Consent of Accountant

     27.1  Financial Data Schedule

* Filed as an Exhibit to a report by Forefront on a Form 8-K, filed March 30, 2000, and incorporated herein by this reference.

** Filed as an Exhibit to a report by Forefront on a Form 8-K, filed June 8, 2000, and incorporated herein by this reference.

*** Filed as an Appendix to Forefront's Definitive Proxy Statement, filed April 25, 2000, and incorporated herein by this reference.

**** Filed as an Exhibit to a report by Forefront on a Form 8-K, filed March 21, 2000, and incorporated herein by this reference.

***** Filed as an Exhibit to a report by Forefront on Form 10-KSB for the year ended June 30, 2000, and incorporated herein by reference.


ITEM  28.  UNDERTAKINGS

RULE  415  OFFERING.  The  undersigned  registrant  hereby  undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement; and (iii) include any additional or changed material information in the plan of distribution.

(2) For determining liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement Form SB-2 and authorizes this Registration Statement to be signed on its behalf by the undersigned, in the City of Tampa, in the State of Florida on August 15, 2001

FOREFRONT,  INC.

By:  /s/  Santu Rohatgi
          -------------
Santu Rohatgi, President -
principal executive officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.


SIGNATURE                             TITLE                             DATE
                                    (Capacity)

/S/Santu Rohatgi     President, Chief Financial Officer,        August 15, 2001
-------------------  Treasurer and Director

Santu Rohatgi        Principal Executive Officer, Principal
                     Financial and Accounting Officer,
                     and Director

/S/  Bruce  Benson   Director                                    August 15, 2001
-------------------  Director
Bruce  Benson


/S/  David  Kennedy  Director                                   August 15, 2001
-------------------  Director
David  Kennedy